To:  Jore's Secured Creditors

From: Jore Corporation

April 10, 2002

Judge Kirscher has made it clear that on April 15th, he intends to see that the company will be sold, or the case will be dismissed, leaving secured lenders free to seek foreclosure remedies under Montana law. Pentair has offered to buy Jore's assets for $26,275,410 in cash and EXHIBIT A shows how the proceeds would be distributed under Pentair's offer. (Western Mortgage a company owned by Frank Tiegs has also made a $1,000,000 bid deposit.) Secured lenders are faced with the choice of accepting cash now in an amount significantly less than they are owed in order to bring closure to this process or relying on the foreclosure procedures required by Montana law to secure possession of their collateral and liquidate it themselves.

JORE URGES IT'S SECURED CREDITORS TO CONSIDER THE FOLLOWING AS THEY DELIBERATE THEIR OPTIONS.

Facts:

o    There are 17 different secured creditors.

o    The Debtor's aggregate secured debt exceeds $70 million

o On the debtor's motion and with no objections, the court ordered three appraisals of Jore's assets.

     o The real estate was appraised as of August 27th, 2001 by Hall - Widdoss & Company, P.C, MAI and CCIM certified appraisers with a forced liquidation value of $4,300,000.

     o The machinery and equipment was appraised by Hilco Appraisal Services, LLC as of September 5th, 2001 with a forced liquidation value of $8,700,000.

     o The inventory was also appraised by Hilco Appraisal Services as of October 16th, 2001 with a forced liquidation value of 14% of Jore's cost which as of April 9th would be $1,600,000.

     o Jore has no appraisal of its remaining assets consisting of accounts receivable and intangibles but Glass believes that, combined, they have a current forced liquidation value of approximately $4,700,000.

     o    The sum of the above values is $19,300,000.

Foreclosure Considerations:

o Both Jore and Glass believe foreclosure will take more time and result in lower recoveries than the secured lender might expect for the following reasons.

     o The real estate and equipment appraisals were made prior to the events of September 11th which depressed business and business values.

     o Economists suggest capital expenditures plans of US businesses are off significantly from prior years and not expected to recover until 2003. This results in a downward price pressure on both new and used machinery and equipment.

     o Glass' recent experience with other clients suggests actual recovery from liquidation of machinery was 70% of the liquidation values provided by appraisals made in the last quarter of 2001.

     o The specialized nature of the equipment securing the various loans does not lend itself well to a quick or easy sale.

     o Five secured lenders have security interest in 41 drill grinding machines. These lenders are likely to be competing against each other for buyers driving in a weak market driving their recovery down even farther.

     o The actual recoveries will be low because some liens cover only parts of a machine while other lenders have liens on the other parts. The parts will have little value unless the machine is sold as a whole. (See photographs and explanation in EXHIBIT B)

     o Forced liquidations usually occur through a professionally conducted auction. For these auctions to be effective there has to be a critical mass of equipment, both in quantity and value, to justify advertising, sale preparation and to attract sufficient interested and qualified parties to provide competitive bidding. It will be hard for individual equipment lenders to obtain liquidation values via a number of small auctions. This will be particularly true as to equipment components that do not constitute a fully functioning machine, as is the case with much of the collateral in this case.

     Foreclosure Problems: In addition to the considerations impacting value recovered, there are problems with foreclosure that the secured lenders may need to solve.

     o Fourteen of the secured lenders have a security interest in some portion of the 65 processing machines, each connected to a complex oil handling system consisting of 2 miles of interconnected piping, filters, pumps, cooling towers, storage tanks, refrigerant systems, electric motors and computerized control system containing 36,000 of gallons of oil. The oil is used to lubricate, cool and transport process waste from the machines to the waste filtration and disposal systems. It is similar to the blood supply system in a warm blooded animal. While the oil is not toxic, environmental regulations regarding spillage and contamination of soil and ground water apply to those responsible. Which of the secured creditors will be responsible for removing and cleaning up the oil and waste?

     o If the sale is not consummated and the case dismissed, the Debtor has no funds to pay employees. Which secured lender(s) will be responsible for funding the occupancy costs such as power and water security and insurance? Who will pay which employees to assist in locating and removing equipment?

     o If the mortgage holder were to gain title of the real estate before the equipment is removed will it have possessory liens under state law?

     o Who will determine the sometimes indefinable property line between lien holders when there are as many as five creditors claiming a security interest in various sub assemblies of the zinc casting machine, for example?

     o The foreclosure process does not provide a system for allocating proceeds from the sale other than that negotiated between the buyer and the 17 various lenders.

     o In rural Lake County, where Jore is located, the jobs are so important the County has offered Jore $1,000,000 in financial assistance to try to keep it in business.

Bidding Considerations:

o With minor exception of the office machinery, the removal any one secured lender's machinery would have a damaging effect on the ability of Jore to continue operations until the removed equipment could be replaced. Some of those pieces would have a six month lead time for replacement. So a buyer is unlikely to consummate a sale if it is getting less than the whole company it bargained for.

     With the right to credit approximately two to four times the appraised liquidation values, one or two secured creditors can threaten to crater the sale for purposes of negotiating their own special deal. This hurts the remainder of the creditors who are willing to accept their loss and want to get what they can and move on.

o In effect the 17 secured creditors are bidding against each other for their share of the initial price offered buy the buyer rather than one voice bidding against the buyer. As individuals they have 1/17th of the total package of equipment needed for the buyer to operate Jore. As a result, there is an incentive for the secured creditors to suggest a higher bid release price than they would ultimately be willing to accept in hopes they will benefit from:

     o    Others who might be more reasonable, or

     o Others who at the last minute might be willing to cut their price /share of the ultimate pie rather than face the uncertainty of liquidation.

o There is also a disincentive for buyers to bid their maximum price under the court's bid procedures because there is likely to be a second round of bidding with those who might choose to credit bid in order to get a second bite of the apple.

o Usually, equipment lenders avoid problems like Jore by only loaning on integrated systems, or distinct pieces of equipment such as rolling stock or an integrated printing press. Only in Jore has Glass seen so many vendors loaning on so many sub-assemblies. Part of the reason for this is that most of the original loans were made by Key Corp, which then sold various pieces of the debt to many other creditors without regard to whether the machinery was integrated.

o Jore is important to the people and the State of Montana and has demonstrated deserves to live because it has generated $4,300,000 of positive EBITDA in the last ten months, and it has demonstrated the ability to have positive earnings in the future It should not cease to exist merely because a few lenders wants to play chicken in order to improve their recovery on a bad loan.

Solutions:

Jore believes the best solution is for the secured creditors to agree to a master stipulation that would provide the following:

     o A cash payment equal or greater then that set forth in Pentair's offer.

     o All but the prorate share of the escrow hold back would be distributed to the creditors within 48 hours of closing.

     o The amount paid would be a net amount free from surcharges, preference or avoidance claims.

     o If creditors choose to credit bid, the value of its bid can be no greater than the value of its security. If the creditor disputes the liquidation appraisals it can request a collateral valuation hearing.

This process would have creditors working together to obtain the highest bid to make the pie bigger for everybody, rather than competing against each other for a larger piece of a too small pie that may disappear before anybody gets a bite. It also protects the majority of those who want closure and cash within the week from the potential recklessness of a few.


Thank you for your careful consideration.

Sincerely,

The management and employees of Jore


              Exhibit A Pentair's Proposed Distribution of Proceeds

         Creditor/Class               Forced           Bonus          Closing            Tax            Escrow          Maximum
                                   Liquidation         Pool             Date          Clawback        Allocation       Available
                                      Value                           Payment           Pool             Pool            Amount
                                                                       Amount
Equipment Lenders
Mountain West Bank                      $478,930          $47,893        $526,823          $26,265          $22,149        $575,237
Wells Fargo Equipment                 $1,877,275         $187,728      $2,065,003         $102,950          $86,818      $2,254,770
Ronan State Bank                        $237,295          $23,730        $261,025          $13,013          $10,974        $285,012
Key Corp.                               $609,700          $60,970        $670,670          $33,436          $28,197        $732,303
Delage Landen/Keycorp                   $340,500          $34,050        $374,550          $18,673          $15,747        $408,970
Associates Leasing                      $951,700          $95,170      $1,046,870          $52,191          $44,013      $1,143,074
American Equip Leasing                  $150,900          $15,090        $165,990           $8,275           $6,979        $181,244
CITI Corp Vendor Financing              $186,000          $18,600        $204,600          $10,200           $8,602        $223,402
Pullman Bank                             $10,000           $1,000         $11,000             $548             $462         $12,011
Toyota Motor Credit                      $41,500           $4,150         $45,650           $2,276           $1,919         $49,845
Kubota Credit                             $2,000             $200          $2,200             $110              $92          $2,402
Lake County Bank                         $55,000           $5,500         $60,500           $3,016           $2,544         $66,060
People's Capital                         $50,000           $5,000         $55,000           $2,742           $2,312         $60,054
CIT Group                               $663,000          $66,300        $729,300          $36,359          $30,662        $796,321
GECC                                  $1,869,300         $186,930      $2,056,230         $102,513          $86,449      $2,245,192

Total Equipment Lenders               $7,523,100         $752,310      $8,275,410         $412,567         $347,920      $9,035,897

Real Estate
Mountain West Bank                    $4,300,000                       $4,300,000                          $198,861      $4,498,861

Total Real Estate                     $4,300,000                       $4,300,000                          $198,861      $4,498,861

DIP Lenders
Wells Fargo/Harris Trust              $9,800,000                       $9,800,000         $452,575         $453,219     $10,705,794

Total DIP Lenders                     $9,800,000                       $9,800,000         $537,433         $453,219     $10,790,652

TOTAL JORE ESTATE                    $21,623,100         $752,310     $22,375,410         $950,000       $1,000,000     $24,325,410

Other Payments

Escrow                                $1,250,000                       $1,250,000                       -$1,000,000        $250,000
Assumed Liabilities                   $2,150,000                       $2,150,000        -$950,000                       $1,200,000
Professional Fees                       $500,000                         $500,000                                          $500,000

Total Other Payments                  $3,900,000                       $3,900,000                                        $3,900,000

GRAND TOTALS                         $25,523,100         $752,310     $26,275,410               $0               $0     $26,275,410


                                    EXHIBIT B

If the secured lenders obtain their equipment through state court foreclosure processes Jore believes their ultimate recovery will be much less than the forced liquidation values estimated in the appraisals.

     o A simplified but accurate analogy would be if Jore were a custom made automobile. Three lenders have a security in the car's four special sized wheels; another has interest in transmission, a fifth on the engine, a sixth on the coach and a seventh on the air conditioner and so forth.

     o The value is in the car as a complete operating unit. Only the owner of a similar custom automobile would be interested in the specialized parts for spares. They have little value for the owners of mass produced automobiles.

(Photo's not available in this format)